Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Third Quarter 2020 Financial Results
and Updated Full Year 2020 Sales Guidance

San Diego, November 5, 2020 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended September 30, 2020 and updated its sales guidance for the year ending December 31, 2020.

Third Quarter 2020 Highlights

In comparing the third quarter of 2020 to the same period of 2019:
•Worldwide pump shipments increased 23 percent to 22,021 pumps from 17,839 pumps
•Sales increased 31 percent to $123.6 million from $94.7 million
•Operating margin improved to negative 1 percent from negative 6 percent

“Our t:slim X2 with Control-IQ technology drove record sales in the third quarter and we are excited to have commenced its launch outside the United States,” said John Sheridan, president and chief executive officer. “The third quarter was a remarkable demonstration of our employees’ commitment to progressing our business commercially, operationally and strategically, while focusing on customer care and preparing for future growth.”

Third Quarter 2020 Financial Results

Domestic pump shipments increased 33 percent to 18,380 pumps in the third quarter of 2020 from 13,814 pumps in the same period of 2019. Domestic sales were $107.5 million, or an increase of 36 percent compared to $78.8 million in the third quarter of 2019. International pump shipments decreased 10 percent to 3,641 pumps in the third quarter of 2020 from 4,025 pumps in the same period of 2019. International sales were $16.1 million, or an increase of 2 percent compared to $15.8 million in the third quarter of 2019.
Gross profit for the third quarter of 2020 increased 29 percent to $65.3 million, compared to $50.7 million for the same period of 2019. Gross margin was 53 percent in the third quarter of 2020 and 54 percent in the same period of 2019. These included a non-cash stock-based compensation charge of $2.1 million in the third quarter of 2020 compared to $1.8 million for the same period of 2019. Royalty expense was $1.7 million in the third quarter of 2020, compared to no royalty expense in the third quarter of 2019.

For the third quarter of 2020, operating expenses totaled $66.3 million, compared to $56.7 million for the same period of 2019. Operating expenses included a non-cash charge for stock-based compensation of $10.7 million, compared to stock-based compensation of $15.5 million for the same period of 2019. Operating loss totaled $1.0 million, compared to $6.0 million for the same period of 2019. Operating margin for the third quarter of 2020 was negative 1 percent compared to negative 6 percent for the same period of 2019. For the third quarter of 2020, adjusted EBITDA(1) was $14.8 million or 12 percent of sales, compared to $12.7 million, or 13 percent of sales, for the same period of 2019.

Exhibit 99.1
Net loss for the third quarter of 2020 was $9.4 million, which included a $3.6 million non-cash charge for the change in fair value of certain outstanding warrants and $4.9 million of interest expense related to the Company’s convertible debt offering, of which $3.8 million is non-cash. This is compared to a net loss of $2.9 million for the third quarter of 2019, which included a $2.3 million non-cash gain for the change in fair value of certain warrants outstanding at that time.

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Cash Balance and Liquidity

As of September 30, 2020, the Company had $464.5 million in cash, cash equivalents and short-term investments. This represents a $38.2 million increase in the third quarter of 2020 and a $288.1 million increase since December 31, 2019. The increase in cash, cash equivalents and short-term investments includes net proceeds of $244.6 million from the Company’s convertible debt transaction during the second quarter.

2020 Guidance

For the year ending December 31, 2020, the Company is updating its sales guidance estimated to be in the range of $465 million to $475 million, which includes international sales of approximately $70 million to $75 million. This represents an annual sales growth of 28 percent to 31 percent compared to 2019. The Company’s prior sales guidance for 2020 was estimated to be in the range of $450 million to $465 million.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “8072078.”

Exhibit 99.1

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$464,522	$176,458
Accounts receivable, net	52,104	46,585
Inventories	70,644	49,073
Other current assets	5,023	4,025
Total current assets	592,293	276,141

Property and equipment, net	49,320	32,923
Operating lease right-of-use assets	21,325	15,561
Other long-term assets	10,050	1,485
Total assets	$672,988	$326,110
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$57,374	$54,079
Deferred revenue	5,210	3,869
Common stock warrants	17,404	23,509
Operating lease liabilities	9,365	6,320
Other current liabilities	16,153	11,619
Total current liabilities	105,506	99,396

Convertible senior notes, net - long-term	199,120	—
Operating lease liabilities - long-term	17,893	14,063
Other long-term liabilities	23,925	17,672
Total liabilities	346,444	131,131

Total stockholders’ equity	326,544	194,979
Total liabilities and stockholders’ equity	$672,988	$326,110

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$123,603	$94,657	$330,765	$253,907
Cost of sales	58,290	43,974	160,801	119,967
Gross profit	65,313	50,683	169,964	133,940
Operating expenses:
Selling, general and administrative	50,228	44,649	150,385	120,173
Research and development	16,094	12,038	46,198	32,632
Total operating expenses	66,322	56,687	196,583	152,805
Operating loss	(1,009)	(6,004)	(26,619)	(18,865)
Total other income (expense), net	(8,360)	3,175	(26,701)	(8,468)
Loss before income taxes	(9,369)	(2,829)	(53,320)	(27,333)
Income tax expense (benefit)	39	72	(1,938)	72
Net loss	$(9,408)	$(2,901)	$(51,382)	$(27,405)

Net loss per share, basic	$(0.15)	$(0.05)	$(0.85)	$(0.47)
Net loss per share, diluted	$(0.15)	$(0.09)	$(0.85)	$(0.47)
Weighted average shares used to compute basic net loss per share	61,529	58,801	60,568	58,268
Weighted average shares used to compute diluted net loss per share	61,529	59,196	60,568	58,268

Exhibit 99.1
Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net loss	$(9,408)	$(2,901)	$(51,382)	$(27,405)
Income tax expense (benefit)	39	72	(1,938)	72
Interest income and other, net	(143)	(854)	(1,235)	(2,381)
Interest expense	4,855	—	8,030	—
Depreciation and amortization	2,989	1,484	7,024	4,430
EBITDA	(1,668)	(2,199)	(39,501)	(25,284)
Change in fair value of common stock warrants	3,648	(2,321)	19,906	10,849
Stock-based compensation expense	12,837	17,231	45,123	39,386
Adjusted EBITDA	$14,817	$12,711	$25,528	$24,951